UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

-------------------------------

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 ----------------------------------

Date of Report (Date of earliest event reported): -------------------------------------------------
OCTOBER 23, 2002

MECHANICAL TECHNOLOGY INCORPORATED ----------------------------------
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200 -------------

Table of Contents

8-K
Item 5	1

ITEM 5. Other Events and Regulation FD Disclosure.

On October 22, 2002, Mechanical Technology Inc. (the "Company") announced that Dale Church has replaced George C. McNamee as chairman and CEO of the Company and that George C. McNamee will no longer serve as a director of the Company and that William Acker will no longer serve as President of the Company so that he can devote his full attention as CEO and President of MTI MicroFuel Cells, Inc.

Below is a press release issued by the Company on October 22, 2002, announcing this information.

FOR: Mechanical Technology Inc.

CONTACT:

Nancy Heslin George Relan

Marketing and Communications Program Manager Director of Investor Relations

nheslin@mechtech.com grelan@mechtech.com

518.533.2218 518.533.2220

MECHANICAL TECHNOLOGY

NAMES NEW CHAIRMAN AND CEO

- Part of Management, Board Moves to Increase Emphasis on

Micro Fuel Cell Commercialization and 2004 Market Entry -

ALBANY, N.Y., October 22, 2002 - Mechanical Technology Inc. (NASDAQ: MKTY) today announced that Dale W. Church, active in technology development for over thirty years, has been named chairman and chief executive officer of the Company, succeeding George C. McNamee. The move, effective immediately, comes as Mechanical Technology increases its focus on the micro fuel cell commercialization efforts of its subsidiary, MTI MicroFuel Cells Inc. (MTI Micro).

"I am excited about stepping into this role at Mechanical Technology and supporting the strong team at MTI Micro as it works to bring an important new power source to the market," said Church. "I also look forward to helping further strengthen the performance of our precision instrumentation subsidiary, MTI Instruments."

"I have known Dale for over twenty-five years, and feel strongly that our company will benefit from his experience and contacts in many ways." said Alan P. Goldberg, president and CEO of First Albany Corporation and a member of the board of Mechanical Technology.

Church, on the board of the Company for five years, is a founder of ISX which develops artificial intelligence systems for the military. He is also a founding board member of iRobot - whose robots have been used by the military in the caves of Afghanistan, for archeological exploration in the Great Pyramids and for commercial applications. A former government official who earlier in his career worked at applying technology within the U.S. Government's Central Intelligence Agency and was Deputy Undersecretary of Defense for Research and Engineering/Acquisition, Church also has decades of involvement with the development of military technologies.

"Dale's years of involvement with the military and his recent experience with some of the hottest technology products in the market are both tremendous advantages for us," said Dr. William P. Acker, president and CEO of MTI Micro.

PAGE 2 - MECHANICAL TECHNOLOGY NAMES NEW CHAIRMAN AND CEO

Acker will no longer serve as president of Mechanical Technology in order to devote his time entirely to the rapidly growing micro fuel cell subsidiary. "This change reflects our substantial growth over the past year and allows me to focus entirely on the technical developments and rapidly increasing business opportunities that will get MTI Micro into the marketplace," said Acker.

"It's the right time for Dale to move into a more active role at Mechanical Technology," said outgoing chairman, CEO and board member George McNamee, chairman of First Albany Companies, who is stepping down as part of his ongoing efforts to focus on his company's venture capital activities. "Dale understands the needs of MTI Instruments and will also be a valuable resource for MTI Micro, which I believe is commercializing the single most exciting new energy technology for portable power."

Recent MTI Micro progress includes the unveiling of its third prototype, with a breakthrough design and system architecture that includes a replaceable methanol fuel cartridge; requires no pumps; works in any orientation, even upside down; and is half the size of the its October 2001 prototype. MTI Micro also received a notice of award for two key patents, and has 30 patents pending or in process relating to its direct methanol micro fuel cell technology.

The Company's micro fuel cell subsidiary also recently appointed Alan Soucy as its chief operating officer to lead the process of developing markets, alliances and partnerships and to head up its new operation in Silicon Valley.

MTI Micro maintains a supplier/partner relationship with DuPont, which holds a six percent stake in MTI Micro. Securing additional relationships continues to be a high priority for the Company, which is in discussions with other original equipment manufacturers (OEMs), distribution and channel partners as it moves towards its goal of commercialization in 2004.

"During George's tenure, Mechanical Technology has developed a reputation as an industry innovator in new energy. He recognized the enormous market potential for micro fuel cells and had the vision to put together a world-class leadership team of seasoned business executives, successful entrepreneurs, and leading micro fuel cell researchers and scientists," said Church.

About Mechanical Technology

Mechanical Technology (NASDAQ: MKTY), an Albany, New York-based company, is primarily engaged in the development of direct methanol micro fuel cells through its subsidiary MTI MicroFuel Cells Inc., and in the design and manufacturing of precision instrumentation through its subsidiary MTI Instruments Inc. Other companies in which Mechanical Technology holds an interest include: SatCon Technology Corporation, which develops power electronics and energy management products; Beacon Power Corporation, which develops flywheel energy storage systems; and Plug Power Inc., a leading manufacturer of fuel cells. For more information: www.mechtech.com.

# # #

Statements in this press release which are not historical fact including statements regarding managements intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include statements regarding the prospects for the development, manufacturing and market potential of Direct Methanol Micro Fuel Cells (DMFCs). It is important to note that the Company's actual results may differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, among others, risks related to financing, uncertainties in development, manufacturing, competition and consumer demand for DMFCs, and the risk factors listed from time to time in the Company's SEC reports including but not limited to, the annual report on Form 10-K for the year ended September 2001, and the Company's Quarterly Report for the Second Quarter 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Dated: October 23, 2002	By: /S/ CYNTHIA A. SCHEUER ------------------------------- Name: Cynthia A. Scheuer
Title: Vice President and Chief Financial Officer